Exhibit 5.1

January 16, 2015

Sucampo Pharmaceuticals, Inc.

4520 East West Highway, 3rd Floor

Bethesda, MD 20814

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

I, Thomas Knapp, in my capacity as Chief Legal Officer of Sucampo Pharmaceuticals, Inc., a Delaware corporation (the “Company”), am hereby providing this opinion in connection with the Registration Statement on Form S-3 (the “Registration Statement”), filed by the Company on or about the date hereof, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed resale, from time to time, pursuant to Rule 415 under the Securities Act as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and any supplements to the Prospectus (each, a “Prospectus Supplement”) of up to 25,675,255 shares of class A common stock, par value $0.01 per share, which may be offered by the selling stockholders identified in the Prospectus, as may be amended or in any Prospectus Supplement (the “Securities”).

I am delivering this opinion pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, I have examined and relied upon originals, or copies certified to my satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

My opinion herein is expressed solely with respect to the federal laws of the United States and the Delaware General Corporation Law (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws). I express no opinion as to whether the laws of any other jurisdiction or, in the case of Delaware, any other laws, are applicable to the subject matter hereof. I am not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

January 16, 2015

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, I am of the opinion that the Securities are duly authorized, validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of my name wherever it appears in the Registration Statement, the Prospectus and in any Prospectus Supplement. In giving such consent, I do not believe that I am an “expert” within the meaning of such term as used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise the Company of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Thomas Knapp
Thomas Knapp
Executive Vice President and Chief Legal Officer Sucampo Pharmaceuticals, Inc.